                                                                     EXHIBIT 2.2

                                                                  Execution Copy



                             AGREEMENT AND PLAN OF

                                ACQUISITION AND

                                  ARRANGEMENT

                                by and between

                              INFOSPACE.COM, INC.

                             and INEX CORPORATION

                          Dated as of August 13, 1999

                               TABLE OF CONTENTS

                                                                                     Page
1.   Definitions...................................................................     2

2.   The Transactions..............................................................     9

     2.1   Description of the Transactions.........................................     9
     2.2   Closing.................................................................    11
     2.3   Accounting Consequences.................................................    11
     2.4   Adjustments to Exchange Ratio...........................................    11
     2.5   Tax Treatment...........................................................    11

3.   Representations and Warranties of the Company.................................    11

     3.1   Organization and Good Standing..........................................    11
     3.2   Authority; No Conflict..................................................    12
     3.3   Capitalization..........................................................    13
     3.4   Financial Statements....................................................    13
     3.5   Books and Records.......................................................    14
     3.6   Title to Properties; Encumbrances.......................................    14
     3.7   Condition and Sufficiency of Assets.....................................    15
     3.8   Accounts Receivable.....................................................    15
     3.9   No Undisclosed Liabilities..............................................    15
     3.10  Taxes...................................................................    15
     3.11  No Material Adverse Change..............................................    16
     3.12  Employee Matters and Benefit Plans......................................    17
     3.13  Compliance with Legal Requirements; Governmental Authorizations.........    18
     3.14  Legal Proceedings; Orders...............................................    19
     3.15  Absence of Certain Changes and Events...................................    20
     3.16  Contracts; No Defaults..................................................    21
     3.17  Insurance...............................................................    23
     3.18  Environmental and Product Matters.......................................    24
     3.19  Intellectual Property...................................................    25
     3.20  Certain Payments........................................................    29
     3.21  Disclosure..............................................................    29
     3.22  Relationships with Related Persons......................................    29
     3.23  Brokers or Finders......................................................    29
     3.24  Customers...............................................................    30
     3.25  Authenticity and Entirety of Document...................................    30
     3.26  Shareholder Approval....................................................    30
     3.27  Sales and Assets in the United States...................................    30
     3.28  Fairness Opinion........................................................    30

4.   Representations and Warranties of Parent......................................    30

     4.1   Organization and Good Standing..........................................    30

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----
     4.2   Authority; No Conflict.......................................   31
     4.3   Capitalization...............................................   31
     4.4   Certain Proceedings..........................................   32
     4.5   SEC Documents................................................   32
     4.6   Brokers or Finders...........................................   33
     4.7   Suspension and Trading.......................................   33
     4.8   NASDAQ Listing...............................................   33
     4.9   Prospectus Exemptions........................................   33
     4.10  No Material Adverse Change...................................   33
     4.11  Pooling......................................................   34

5.   Covenants of the Company...........................................   34

     5.1   Access and Investigation.....................................   34
     5.2   Operation of the Businesses of the Company...................   34
     5.3   Negative Covenant............................................   34
     5.4   Required Approvals...........................................   34
     5.5   Notification.................................................   35
     5.6   Payment of Indebtedness by Related Persons...................   35
     5.7   Covenants Regarding Non-Solicitation.........................   35
     5.8   Notice by the Company of Superior Proposal Determination;
           Acquisition Proposal Acceptance..............................   36
     5.9   Best Efforts.................................................   37
     5.10  Moral Rights.................................................   37
     5.11  Shareholder Approval.........................................   37

6.   Covenants of Parent................................................   37

     6.1   Approvals of Governmental Bodies.............................   37
     6.2   Best Efforts.................................................   38
     6.3   SEC Filings..................................................   38
     6.4   Negative Covenant............................................   38
     6.5   Notification.................................................   38
     6.6   Payment of Professional Fees.................................   38
     6.7   Support Agreement and Voting and Exchange Trust Agreement....   39
     6.8   Registration Statement; Form S-8 Registration Statement......   39
     6.9   Release of Operating Results.................................   42
     6.10  Canadian Securities Compliance...............................   42

7.   Conditions Precedent to Parent's Obligation to Close...............   43

     7.1   Accuracy of Representations..................................   43
     7.2   The Company's Performance....................................   43

                                TABLE CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----
      7.3      Consents....................................................  43
      7.4      Additional Documents........................................  43
      7.5      No Proceedings..............................................  44
      7.6      No Claim Regarding Stock Ownership or Sale Proceeds.........  44
      7.7      No Prohibition..............................................  44
      7.8      Shareholder Approval........................................  45
      7.9      Canadian Approvals..........................................  45
      7.10     Nasdaq Listing..............................................  45
      7.12     Court Approval..............................................  45
      7.13     Effectiveness of Registration Statement.....................  45

8.    Conditions Precedent to the Company's Obligation to Close............  45

      8.1      Accuracy of Representations.................................  46
      8.2      Parent's Performance........................................  46
      8.3      Consents....................................................  46
      8.4      Additional Documents........................................  46
      8.5      No Proceedings..............................................  47
      8.6      No Injunction...............................................  47
      8.7      Shareholder Approval........................................  47
      8.8      Canadian Approvals..........................................  47
      8.9      Nasdaq Listing..............................................  47
      8.10     Court Approval..............................................  47
      8.11     Effectiveness of Registration Statement.....................  47

9.    Termination..........................................................  48

      9.1      Termination Events..........................................  48
      9.2      Effect of Termination.......................................  48

10.   Escrow Fund..........................................................  49

      10.1     Escrow Shares...............................................  49
      10.2     Damage Threshold............................................  50
      10.3     Escrow Period...............................................  50
      10.4     Claims upon Escrow Fund.....................................  50
      10.5     Objections to Claims........................................  51
      10.6     Resolution of Conflicts; Arbitration........................  51
      10.7     Company Agent...............................................  52
      10.8     Actions of the Company Agent................................  52
      10.9     Third-Party Claims..........................................  53

11.   General Provisions...................................................  53

                                TABLE OF CONTENTS
                                   (continued)

                                                                           Page
                                                                           ----
     11.1    Expenses and Liability......................................   53
     11.2    Public Announcements........................................   54
     11.3    Confidentiality.............................................   54
     11.4    Notices.....................................................   54
     11.5    Jurisdiction; Service of Process............................   55
     11.6    Further Assurances..........................................   55
     11.7    Waiver......................................................   56
     11.8    Entire Agreement and Modification...........................   56
     11.9    Disclosure Letter...........................................   56
     11.10   Assignments, Successors, and No Third-Party Rights..........   56
     11.11   Severability................................................   57
     11.12   Section Headings, Construction..............................   57
     11.13   Time of Essence.............................................   57
     11.14   Governing Law...............................................   57
     11.15   Counterparts................................................   57

              AGREEMENT AND PLAN OF ACQUISITION AND ARRANGEMENT

     This Agreement and Plan of Acquisition and Arrangement, dated as of August 13, 1999 (the "Agreement"), is entered into by and between InfoSpace.com, Inc.,
               ---------
a Delaware corporation ("Parent") and INEX Corporation, an Ontario company (the "Company").
 -------

     Witnesseth:

     "Whereas the Boards of Directors of Parent and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to acquire control of the Company through a statutory arrangement involving the exchange of all of the issued and outstanding shares of the Company for shares in Parent or an indirect wholly owned subsidiary of Parent (the "Acquisition Sub") upon the terms and conditions set forth herein
             ---------------
(the "Arrangement");
      -----------

     Whereas, as contemplated herein, Parent shall incorporate an unlimited liability company in Nova Scotia (the "ULC") which shall in turn incorporate the
                                       ---
Acquisition Sub under the Business Corporations Act (Ontario);

     Whereas application will be made to the Ontario Superior Court pursuant to the Business Corporations Act (Ontario) for an interim order and directions and a final order with respect to a plan of arrangement (the "Plan of Arrangement")
                                                          -------------------
substantially in the form of the plan of arrangement annexed hereto as Exhibit
                                                                       -------
A;
-
     Whereas upon receipt of a final order of the Superior Court of Ontario approving the Plan of Arrangement, articles of arrangement substantially in the form annexed hereto as Exhibit B (the "Articles of Arrangement") shall be filed
                       ---------       -----------------------
with the Ministry of Consumer and Commercial Relations for the Province of Ontario giving effect to the Arrangement and the share exchange;

     Whereas pursuant to the Plan of Arrangement, once approved, the preference shareholders of the Company shall exchange their Shares for common shares in the capital of Parent and the common shareholders shall have the option of exchanging their Shares for common shares in the capital of Parent or exchangeable shares in the capital of Acquisition Sub (the "Exchangeable
                                                            ------------
Shares");
------
     Whereas as contemplated by the Plan of Arrangement and pursuant to the terms of the Exchangeable Shares, and pursuant to the Support Agreement and the Voting and Exchange Trust Agreement (each as defined herein) by and between Parent, the Acquisition Sub and the trustee for holders of Exchangeable Shares (and the ULC in the case of the Voting and Exchange Trust Agreement), the Exchangeable Shares shall be exchangeable by the holders for shares of Common Stock, $0.0001 par value per share in the capital of Parent (the "Parent Common
                                                                  -------------
Shares") on a one-for-one basis at any time on or before a date eleven years
------
after the Effective Time (as defined herein);

     Whereas at the Effective Time, Parent shall assume each of the then outstanding Options and pursuant to their respective terms, each such Option shall become a warrant, convertible debenture or option to purchase Parent Common Shares; and

     Whereas for accounting purposes it is intended that the Transaction (as defined in Section 2.1 hereof) shall be accounted for by Parent as a pooling of interests under U.S. generally accepted accounting principles.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1. Definitions.
        -----------

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Acquisition Shares" --the Parent Common Shares issuable upon exchange of
      ------------------
the Exchangeable Shares and issued directly to holders of Shares pursuant to the Plan of Arrangement.

     "Acquisition Sub" -as defined in the recitals to this Agreement.
      ---------------

     "Applicable Contract" --any Contract (a) under which the Company has or may
      -------------------
acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     "Arrangement" --as defined in the recitals to this Agreement.
      -----------

     "Articles" -- as defined in the recitals to this Agreement.
      --------

     "Articles of Arrangement" --as defined in the recitals to this Agreement.
      -----------------------

     "Balance Sheet" --as defined in Section 3.4.
      -------------

     "Best Efforts" --the efforts that a prudent Person desirous of achieving a
      ------------
result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best
                              ------------------
Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Breach" --a "Breach" of a representation, warranty, covenant, obligation,
      ------
or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Closing" --as defined in Section 2.2.
      -------

     "Closing Date" --the date and time as of which the Closing actually takes
      ------------
place.

     "Commission" --the U.S. Securities and Exchange Commission.
      ----------

     "Common Shares" --the Common Shares of the Company.
      -------------

     "Company" --as defined in the first paragraph of this Agreement.
      -------

     "Company Affiliate Agreements" --as defined in Section 7.4(c).
      ----------------------------

     "Company Employee Plan" --any plan, program, policy, practice, contract,
      ---------------------
agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA (as defined in this Section) which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee.

     "Company Fairness Opinion" -as defined in Section 3.28.
      ------------------------

     "Consent" --any approval, consent, ratification, waiver, or other
      -------
authorization (including any Governmental Authorization).

     "Contemplated Transactions" --all of the transactions contemplated by this
      -------------------------
Agreement, including:

          (a) the Transactions (as defined in this Section) and Parent's exercise of control over the Company;

          (b) the execution, delivery, and performance of the Key Employee Employment Agreements, the Noncompetition Agreements, the Principal Seller's Releases, the Company Affiliate Agreements, the Escrow Agreement, the Support Agreement and the Voting and Exchange Trust Agreement; and

          (c) the performance by Parent and the Company of their respective covenants and obligations under this Agreement.

     "Contract" --any agreement, contract, obligation, promise, or undertaking
      --------
(whether written or oral and whether express or implied) that is legally binding.

     "Court" --the Ontario Superior Court.
      -----

     "Damages" --as defined in Section 10.1.
      -------

     "Director" --the director appointed pursuant to Section 278 of the Ontario
      --------
Act.

     "Disclosure Letter" --the disclosure letter delivered by the Company to
      -----------------
Parent concurrently with the execution and delivery of this Agreement.

     "Dissent Rights" --means a shareholder of the Company's rights of dissent
      --------------
in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.

     "$" and "Dollars" --United States dollars.
      -       -------

     "Effective Time" --as defined in Section 2.1(b) of this Agreement.
      --------------

     "Employee" --any current employee, officer, or director of the Company.
      --------

     "Employee Agreement" --each management, employment, severance, consulting,
      ------------------
relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company and any Employee or consultant.

     "Employee Options" --all outstanding options or rights to purchase shares
      ----------------
of capital stock of the Company issued under the Share Option Plan.

     "Encumbrance" --any charge, claim, community property interest, condition,
      -----------
equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environmental Laws" --as defined in Section 3.18.
      ------------------

     "ERISA" --the Employee Retirement Income Security Act of 1974 or any
      -----
successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Escrow Agent" --as named in Section 10.1.
      ------------

     "Escrow Agreement" --as defined in Section 10.1.
      ----------------

     "Exchange Ratio" --the ratio of 0.20405 Exchangeable Shares or Parent
      --------------
Common Shares (as the case may be) for each Share.

     "Exchangeable Shares" --as defined in the recitals to this Agreement.
      -------------------

     "Facilities" --any real property, leaseholds, or other interests currently
      ----------
or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

     "Final Order" --as defined in Section 2.1(b).
      -----------

     "GAAP" --generally accepted Canadian accounting principles, applied on a
      ----
basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

     "Governmental Authorization" --any approval, consent, license, permit,
      --------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" --any:
      -----------------

          (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, provincial, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Intellectual Property Assets" --as defined in Section 3.19(a).
      ----------------------------

     "Interim Balance Sheet" --as defined in Section 3.4.
      ---------------------

     "Interim Order" --as defined in Section 2.1(a).
      -------------

     "IRC" --the Internal Revenue Code of 1986 or any successor law and
      ---
regulations issued by the IRS pursuant thereto.

     "IRS" --the United States Internal Revenue Service or any successor and, to
      ---
the extent relevant, the United States Department of the Treasury.

     "Key Employee Employment Agreements" --as defined in Section 7.4(b).
      ----------------------------------

     "Key Employees" --the employees of the Company identified on Schedule A
      -------------
attached hereto.

     "Knowledge" --an individual will be deemed to have "Knowledge" of a
      ---------
particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, "Knowledge" of such fact or other matter.

     "Legal Requirement" --any federal, provincial, state, local, municipal,
      -----------------
foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Noncompetition Agreements" --as defined in Section 7.4(f).
      -------------------------

     "Nonemployee Options" --all options, warrants or rights to purchase shares
      -------------------
of capital stock of the Company, other than Employee Options.

     "Ontario Act" --the Business Corporations Act (Ontario).
      -----------

     "Options" -collectively, the Employee Options and the Nonemployee Options.
      -------

     "Order" --any award, decision, injunction, judgment, order, ruling,
      -----
subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" --an action taken by a Person will be deemed
      ---------------------------
to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" --(a) the articles or certificate of
      ------------------------
incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

     "OSA" --the Securities Act (Ontario) or any successor law, and rule and
      ---
regulations issued pursuant to that Act or any successor law.

     "Parent" --as defined in the first paragraph of this Agreement.
      ------

     "Parent Common Shares" --the Common Stock, $0.0001 par value per share, of
      --------------------
Parent.

     "Person" --any individual, corporation (including any non-profit
      ------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan of Arrangement" --defined in the recitals to this Agreement.
      -------------------

     "Preferred Shares" --the Class A Preference Shares, Series 1 of the
      ----------------
Company.

     "Principal Sellers" --the Persons set forth on Schedule B attached hereto.
      -----------------

     "Principal Seller's Releases" --as defined in Section 7.4(e).
      ---------------------------

     "Proceeding" --any action, arbitration, audit, hearing, investigation,
      ----------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Registrable Shares" --the Acquisition Shares, and the Parent Common Shares
      ------------------
issuable upon exercise or conversion of the Replacement Nonemployee Options.

     "Registration Statement" --as defined in Section 6.8.
      ----------------------

     "Related Person" --with respect to a particular individual:
      --------------

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (a) any Person who beneficially owns, directly or indirectly, ten percent (10%) of the issued and outstanding equity securities or equity interests in the specified Person;

          (b) any Person who beneficially owns, directly or indirectly, ten percent (10%) of voting securities or other voting interests in the specified Person;

          (c) any Person who has the right to designate a director in the specified Person;

          (d) any Person who has the right to appoint the chief executive officer of the specified Person;

          (e) any entity in which a Related Person owns twenty-five percent (25%) or more of the issued and outstanding equity securities or equity interests in such entity;

          (f) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (g) any Person in which such specified Person holds a Material
Interest;

          (h) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (i) any Related Person of any individual described in clause (b) or
(c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Replacement Employee Options" --the Replacement Options into which the
      ----------------------------
Employee Options shall be converted pursuant to the Plan of Arrangement.

     "Replacement Nonemployee Options" -- the Replacement Options into which the
      -------------------------------
Nonemployee Options shall be converted pursuant to the Plan of Arrangement.

     "Replacement Option" --as defined in Section 2.2(d) of the Plan of
      ------------------
Arrangement.

     "Representative" --with respect to a particular Person, any director,
      --------------
officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act" --the U.S. Securities Act of 1933, as amended, or any
      --------------
successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Share Option Plan" --the INEX Corporation Share Option Plan.
      -----------------

     "Shares" --collectively, the Common Shares and the Preferred Shares of the
      ------
Company.

     "Subsidiary" --with respect to any Person (the "Owner"), any corporation or
      ----------
other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Support Agreement" --the Exchangeable Share Support Agreement, as defined
      -----------------
in Section 6.7.

     "Tax" --includes income tax, purchase tax, value added tax, excise tax,
      ---
sales tax, Goods and Services Tax, Provincial Sales Tax and any other tax of any kind imposed on the Company, its assets or its properties.

     "Tax Return" --any return (including any information return), report,
      ----------
statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threatened" --a claim, Proceeding, dispute, action, or other matter will
      ----------
be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Transactions" --the transactions described in Section 2.1 of this
      ------------
Agreement.

     "ULC" --a defined in the recitals to this agreement.
      ---

     "Voting and Exchange Trust Agreement" --as defined in Section 6.7.
      -----------------------------------

     2. The Transactions.
        ----------------

        2.1  Description of the Transactions.
             -------------------------------

             (a) As promptly as practicable, the Company shall apply to the Court pursuant to Section 182 of the Ontario Act for an interim order in form and substance reasonably satisfactory to Parent and the Company (the "Interim Order") providing for, among other things the calling and holding of a special meeting of the shareholders of the Company (the "Company Shareholder Meeting") for the purpose of considering and, if deemed advisable, approving the Arrangement under Section 182 of the Ontario Act and pursuant to this Agreement and the Plan of of Arrangement, with such changes, modifications and additions thereto as the parties may reasonably agree upon. The notice of motion for the application for the Interim Order shall request that the Interim Order provide (a) for the class of Persons to whom notice shall be provided in respect of the Arrangement and the Company Shareholder Meeting and for the manner in which such notice shall be provided, (b) that the requisite shareholder approval for the special resolution approving the Arrangement shall be 66-2/3% of the votes cast on such special resolution by holders of Common Shares and Preferred Shares, each voting separately as a class, present in person or by proxy at the Company Shareholder Meeting, (c) that, in all other respects, the terms, restrictions and conditions of the Articles of Incorporation and By-Laws of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholder Meeting and (d) for the grant of the rights of dissent in respect of the arrangement described in Section 3.1 of the Plan of Arrangement.

          (b) If the shareholders of the Company shall approve the Arrangement in accordance with the Interim Order, and subject to the satisfaction or waiver of the other conditions set forth in Article 7 and 8, the Company shall as promptly as practicable (a) take all necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the Certificate of Arrangement issued by the Director giving effect to the Arrangement, the reorganization of capital and other transactions set out in clauses (a) through
(f), inclusive, of Section 2.2 of the Plan of Arrangement shall occur and shall be deemed to occur in the order set forth in such Section 2.2 without any further act or formality.

          (c) Pursuant to the terms of the Plan of Arrangement and subject to the Escrow Agreement, commencing at the Effective Time, the following events will occur:

              (i) each outstanding Common Share (other than Common Shares held by shareholders who exercise their Dissent Rights) will be transferred by the holder thereof, at the shareholder's election, either (i) to Acquisition Sub in exchange for that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio, or (ii) to ULC in exchange for that number of fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio;

              (ii) each outstanding Common Share in respect of which an election has not been made by the holder thereof, or in respect of which an effective election has not been made (other than Common Shares held by a shareholders who exercise their Dissent Rights), will be transferred by the holder thereof to Acquisition Sub in exchange for that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio;

              (iii) each outstanding Preferred Share (other than Preferred Shares held by a shareholder who exercises its Dissent Rights) will be transferred by the holder thereof to ULC in exchange for that number of fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio; and

              (iv) each Option shall be converted, without any act or formality on the part of the holder thereof, into a Replacement Option.

          2.2 Closing.
              -------

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9 hereof, and subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, the closing of the Transactions (the "Closing") will take place as
                                                    -------
promptly as practicable after satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, at the offices of Fasken Campbell Godfrey, Toronto Dominion Bank Tower, 66 Wellington Street West, Suite 4200, Toronto, Ontario, unless another date, time or place is agreed to in writing by the parties hereto. At the Closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties.

          2.3  Accounting Consequences.
               -----------------------

     It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a pooling of interests under U.S. generally accepted accounting principles.

          2.4  Adjustments to Exchange Ratio.
               -----------------------------

     The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or the Shares), reorganization, recapitalization or other like change with respect to Parent Common Shares or the Shares occurring after the date hereof and prior to the Effective Time.

          2.5  Tax Treatment.
               -------------

     It is intended that the Transactions shall generally constitute (i) a taxable exchange for United States federal income tax purposes (not qualifying under Sections 368 or 351 of the IRC) to holders of Shares who are U.S. residents or who are otherwise subject to taxation in the United States on the sale or exchange of Shares, and (ii) a tax deferred reorganization for Canadian federal income tax purposes for owners of Shares who are residents of Canada for Canadian federal income tax purposes who receive Exchangeable Shares as a consequence of the Arrangement.

          3. Representations and Warranties of the Company.
             ---------------------------------------------

     The Company represents and warrants to Parent as follows:

             3.1  Organization and Good Standing.
                  ------------------------------

                  (a) The Company has no Subsidiaries. Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, its principal place of business, other jurisdictions in which it is authorized to do business, and its capitalization (including a true, correct and complete list of the identity of each beneficial holder of Shares and Options, the number of Shares held by each and the number of Shares subject to Options held by each and the residence or principal place of business of each holder). The Company is a corporation incorporated and validly existing, and in good standing under the laws of the Province of Ontario, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

               (b) The Company has delivered to Parent a copy of the Organizational Documents of the Company, as currently in effect.

          3.2  Authority; No Conflict.
               ----------------------

               (a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency and other similar laws effecting creditors' rights generally and to general principles of equity. Subject to the approval of this Agreement by the Company's shareholders, the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreem ent and to perform its obligations under this Agreement.

               (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of the obligations of the Company in connection with the Transactions will, directly or indirectly (with or without notice or lapse of time):

                   (i)   contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                   (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company, may be subject;

                   (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                   (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

                    (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                    (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                    (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     Except as set forth in Part 3.2 of the Disclosure Letter, the Company is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.

          3.3  Capitalization.
               --------------

     The authorized equity securities of the Company consists of an unlimited number of Common Shares and 1,625,000 Class A Preference Shares, of which 2,000,622 Common Shares are issued and outstanding and 240,271 Class A Preference Shares, Series 1 are issued and outstanding, which collectively constitute all of the outstanding Shares. Except as set forth in Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as described in
Part 3.3 of the Disclosure Letter, there are no Options or other Contracts to which the Company is a party that relates to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act, the OSA or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

          3.4  Financial Statements.
               --------------------

     The Company has delivered to Parent: (a) a balance sheet of the Company as at December 31, 1998 (including the notes thereto, the "Balance Sheet"), and the
                                                        -------------
related statements of operations and deficit for the fiscal year then ended, together with the report thereon of PricewaterhouseCoopers LLP, independent chartered accountants, and (b) an unaudited balance sheet of the Company as at March 31, 1999 (the "Interim Balance Sheet") and the related unaudited
                     ---------------------
statements of operations and deficit for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

          3.5  Books and Records.
               -----------------

     The books of account, minute books and share certificate books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

          3.6  Title to Properties; Encumbrances.
               ---------------------------------

     Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other real property interests owned by the Company. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, located in the Facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. Except as set forth in Part 3.6 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

          3.7  Condition and Sufficiency of Assets.
               -----------------------------------

     The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

          3.8  Accounts Receivable.
               -------------------

     All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid
                    -------------------
obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a materially greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable is or will be collectible without any set-off. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

          3.9  No Undisclosed Liabilities.
               --------------------------

     Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.10  Taxes.
               -----

              (a) The Company has filed or caused to be filed (on a timely basis since February 5, 1997) all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has delivered or made available to Parent copies of, and Part 3.10 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns reporting a tax liability of $25,000 or more relating to income or other taxes filed since February 5, 1997. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due, pursuant to those Tax Returns (whether or not shown on such Tax Returns) or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in
Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

               (b) Part 3.10 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Letter describes all adjustments to the Tax Returns filed by the Company for all taxable years since inception, and the resulting deficiencies proposed by the appropriate tax authorities. Except as described in Part 3.10 of the Disclosure Letter, the Company has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

               (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (as determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

               (d) All Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

               (e) No claims have been made, which are currently pending, by any Canadian, Ontario or any other taxing authority in connection with any of the returns and reports referred to in Subsection (a) above.

               (f) All Canadian, U.S. and foreign income, profits, franchise, sales, use, occupancy, property, severance, excise, value added and other taxes (including interest and penalties) due from the Company, have been fully paid, or have been or will be adequately provided for in the Balance Sheet and Interim Balance Sheet.

               (g) The Company is not subject to any adjustment or penalty by reason of underpayment or violation of any order, rule or regulation of, or a default with respect to, any return or report required to be filed with, any federal, provincial, state, local, foreign or other governmental taxing agency, department, commission, board, bureau or instrumentality to which they are subject.

          3.11  No Material Adverse Change.
                --------------------------

     Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, to the

Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

          3.12  Employee Matters and Benefit Plans.
                ----------------------------------

     Part 3.12 of the Disclosure Letter contains a complete and accurate list of the following information for each Employee or consultant of the Company, including: each Employee on leave of absence or layoff status: name; job title; aggregate annual remuneration (gross salary); vacation accrued; and service credited for purposes of vesting and eligibility to participate under a Company Employee Plan or any retirement, severance pay or employee benefit plan. For the purposes hereof "remuneration" includes bonuses but excludes non-monetary fringe benefits and additional costs to the Company in respect of remuneration.

                (a) There are no retired Employees of the Company.

                (b) To the Company's Knowledge, no Employee or consultant of the Company is in violation of any term of any employment, employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. To the Company's Knowledge, no Employee or consultant of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee or consultant and any other Person ("Proprietary Rights Agreement")
                                              ----------------------------
that in any way adversely affects or will affect (i) the performance of his duties as an Employee or consultant of the Company, (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with any such Employee or consultant or (iii) the ability of such Employee or consultant to assign to the Company or to any other Person any rights to any invention, improvement or discovery. The Company is currently not party to, and since its inception has never been party to, any collective bargaining agreements or other labor Contracts covering any of its Employees. Since February 5, 1997 there has not been, there is not presently pending or existing, and, to the Company's Knowledge, there is not Threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process. The Company has complied in all respects with all Legal Requirements required to be complied with by the Company relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. To the Knowledge of the Company, there is no Key Employee who has any plans to terminate his or her employment with the Company.

                (c) Each Company Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company Employee Plan. Furthermore, no Company Employee Plan has unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Except as required by law, no condition, other than approval of such action by the Company's board of directors, exists that would prevent the Company from terminating or amending any Company Employee Plan.

          3.13  Compliance with Legal Requirements; Governmental Authorizations
                ---------------------------------------------------------------

               (a) Except as set forth in Part 3.13 of the Disclosure Letter:

                   (i) the Company is, and at all times since February 5, 1997 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                   (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                   (iii) the Company has not received, at any time since February 5, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (b) Part 3.13 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Letter:

                   (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Letter;

                   (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter;

                   (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure by the Company to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization held by the Company; and

                    (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made by the Company on a timely basis with the appropriate Governmental Bodies.

               (c) The Governmental Authorizations listed in Part 3.13 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

          3.14 Legal Proceedings; Orders.
               -------------------------

               (a) Except as set forth in Part 3.14(a) of the Disclosure Letter, there is no pending Proceeding:

                    (i) that has been commenced by or against the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; or

                    (ii) to the Knowledge of the Company, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

               (b) To the Knowledge of the Company, except as set forth in Part 3.14(b) of the Disclosure Letter, (1) no such Proceeding has been Threatened by or against the Company, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding by or against the Company. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Letter. The Proceedings listed in Part 3.14 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

               (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and

               (d) To the Knowledge of the Company, no Employee is subject to any Order that prohibits such Employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

          3.15  Absence of Certain Changes and Events.
                -------------------------------------

     Except as set forth in Part 3.15 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                (b) amendment to the Organizational Documents of the Company;

                (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) Employee or entry into any employment, severance, or similar Contract by the Company with any Employee;

                (d) adoption of, or increase in the payments to or benefits under, any Company Employee Plan for or with any Employees;

                (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

                (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000;

                (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

                (i) material change in the accounting methods used by the Company; or

                (j) agreement, whether oral or written, by the Company to do any of the foregoing.

          3.16  Contracts; No Defaults.
                ----------------------

                (a) Part 3.16(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to Parent true and complete copies, of:

                    (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;

                    (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000;

                    (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

                    (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

                    (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former Employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                    (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other Employee representative of a group of Employees;

                    (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                    (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                    (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                    (x) each power of attorney executed by the Company that is currently effective and outstanding;

                    (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                    (xii) each Applicable Contract for capital expenditures in excess of $10,000;

                    (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                    (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

               (b) Except as set forth in Part 3.16(b) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.16(a) of the Disclosure Letter is in full force and effect and is valid and enforceable against the Company in accordance with its terms.

               (c)  Except as set forth in Part 3.16(c) of the Disclosure
Letter:

                        (i) the Company is, and at all times since February 5, 1997 has been, in compliance with all applicable terms and requirements of each Applicable Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                        (ii) to the Knowledge of the Company, each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had any rights is, and at all times since the Company's inception has been, in compliance with all applicable terms and requirements of such Applicable Contract;

                        (iii) to the Knowledge the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                        (iv) the Company has not been given or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

               (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and no such Person has made written demand to the Company for such renegotiation.

          3.17 Insurance.
               ---------

               (a)  The Company has delivered to Parent:

                    (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two years preceding the date of this Agreement; and

                    (ii) true and complete copies of all pending applications for policies of insurance.

               (b)  Part 3.17(b) of the Disclosure Letter describes:

                    (i) any material self-insurance arrangement by the Company, including any reserves established thereunder; and

                    (ii) all material obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

               (c) Part 3.17(c) of the Disclosure Letter sets forth, by year, for the current policy year and the preceding policy year:

                    (i) a summary of any material loss experience under each policy;

                    (ii) a statement describing each claim under an insurance policy for an amount in excess of $20,000, which sets forth:

                         (1)  the name of the claimant;

                         (2)  a description of the policy by insurer, type of
insurance, and period of coverage; and

                         (3)  the amount and a brief description of the claim;
and

                         (4)  a statement describing the loss experience for all
claims that were self-insured, including the number and aggregate cost of such claims.

               (d)  Except as set forth on Part 3.17(d) of the Disclosure
Letter:

                    (i) all policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

                         (1) to the Knowledge of the Company are valid,
outstanding, and enforceable;

                         (2)  are sufficient for compliance with all Legal
Requirements and Contracts to which the Company is a party or by which any of them is bound;

                         (3)  will continue in full force and effect following
the consummation of the Contemplated Transactions; and

                         (4)  do not provide for any retrospective premium
adjustment or other experienced-based liability on the part of the Company.

                    (ii) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                    (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

                    (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

          3.18  Environmental and Product Matters.
                ---------------------------------

     Except as set forth in Part 3.18 of the Disclosure Letter:

               (a) there are no claims, actions, suits, permit revocations, requests for information, prosecutions, investigations, orders or other proceedings asserted by third parties or governmental agencies involving the Company relating to the protection of the environment or human health, safety and welfare or reproductive capacity ("Environmental Claim"). The Company has
                                       -------------------
not received any notice of any pending Environmental Claim against the Company. To the Knowledge of the Company, there are no facts or circumstances that would give rise to an Environmental Claim, nor is there any intent to commence any Environmental Claims;

               (b) the Company has not transported, used, stored, manufactured, released, disposed of or exposed employees who have worked at the Company to any materials which are regulated by any governmental authority in violation of any statutes, regulations, rules, ordinances, by-laws, policies and guidelines ("Environmental Laws").
  ------------------

               (c) all of the operations of the Company and, to the Knowledge of the Company, any real property used in connection with the operations of the Company comply in all respects with applicable Environmental Laws and the Company and, to the Knowledge of the Company, nor anyone acting on behalf of any of the Company, has engaged in or permitted any operations or activities upon any real property for the purpose of or involving the treatment, storage, use, generation, release, discharge, emission or disposal of materials regulated under Environmental Laws except in compliance with applicable Environmental Laws; and

                (d) there are and have been no citations or decisions by any governmental or regulatory body that any product manufactured, marketed or distributed at any time by the Company ("Product") is defective or fails to meet any standards promulgated by any such governmental or regulatory body. To the Knowledge of the Company, no Proceeding is pending or Threatened against the Company which may result in such citation or decision. There are no existing or, to the Knowledge of the Company, Threatened claims against the Company for services or merchandise which are defective or fail to meet any service or product warranties or any defects or problems which, if discovered by a third party, would support such a claim. No claim has been asserted against the Company for renegotiation or price redetermination of any business transaction, and other than concessions in the Ordinary Course of Business, there are no facts upon which any such claim could be based. There is no fact relating to any Product that may impose upon the Company a duty to warn customers of a defect in any Product, or latent or overt defect in any Product which has been or is being distributed by the Company, which is likely to result in claims for breach of warranty with respect to such Products in excess of the warranty reserve reflected in the Balance Sheet or Interim Balance Sheet. For purposes of the foregoing, with respect to a software product, a "defect" shall include, without limitation, any characteristic of the product which may, when the product is used with the computer and operating system with which the product is used, result in material undesired errors in processing or output, cessation of system function, or loss of or damage to data, whether during the operation of the product or during the operation of another program as a result of effects caused by the product.

          3.19  Intellectual Property.
                ---------------------

                (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

                     (i) the Company's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");
                             -----

                     (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");
                                                   -------

                     (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and
                                  ----------

                     (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); used, or licensed by the Company as licensee or licensor.

               (b)   Agreements--Part 3.19(b) of the Disclosure Letter contains
                     ----------
a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Applicable Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee. There are no outstanding and, to the Company's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

               (c)  Know-How Necessary for the Business.
                    -----------------------------------

                    (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                    (ii) Except as set forth in Part 3.19(c) of the Disclosure Letter, all former and current Employees have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. To the Knowledge of the Company, no Employee has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

               (d)  Patents.
                    -------

                    (i) The Company owns no Patents and has not applied for any Patents.

                    (ii) To the Knowledge of the Company, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

               (e)  Trademarks.
                    ----------

                    (i) Part 3.19(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims other than as set out in Part 3.19(e) of the Disclosure Letter.

                    (ii) All Marks that have been registered with the relevant Canadian or United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                    (iii) Other than as disclosed in Part 3.19(e) of the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

                    (iv) To the Company's Knowledge there is no potentially interfering trademark or trademark application of any third party.

                    (v) To the Knowledge of the Company, no Mark is infringed or has been challenged or Threatened in any way. To the Knowledge of the Company, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party, except as described in Part 3.19(e) of the Disclosure Letter.

                    (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

                    (f)    Copyrights.
                           ----------

                           (i)   Part 3.19(f) of the Disclosure Letter contains
a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii)  No Copyrights have been registered and the
Company has not applied for registration of any Copyrights.

                           (iii) To the Knowledge of the Company, no Copyright
is infringed or has been challenged or Threatened in any way. To the Knowledge of the Company, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                           (iv)  All works encompassed by the Copyrights have
been marked with the proper copyright notice.

                    (g)    Trade Secrets.
                           -------------

                           (i)   With respect to each Trade Secret, the
documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           (ii)  The Company has taken all reasonable
precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                           (iii) The Company has good title and an absolute (but
not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Company's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or, to the Company's Knowledge, Threatened in any way.

                    (h)    Identifying Software--Part 3.19(h) of the Disclosure
                           --------------------
Letter contains a complete list of all software (the "Software") subdivided into categories as follows:

                           (i)   developed and owned by the Company;

                           (ii)  otherwise owned by the Company;

                           (iii) customized software licensed for use by the
Company; and

                           (iv)  off-the-shelf software licensed for use by the
Company;

along with, in the case of categories (i) and (ii), details as to the individuals who developed the Software and their employment status. The Software in the case of category (i) above has been developed entirely by Employees within the scope of their employment.

                    (i)    Quality of Products Related to Intellectual Property
                           ----------------------------------------------------

                           (i)   The source code version of the Software of the
Company and its documentation is sufficient to allow the Acquisition Sub, with the assistance of competent software maintenance professionals, possessing ordinary skills and experience, to further develop, maintain and operate the Software with further recourse to Employees.

                           (ii)  The Software does not contain any clock, timer,
counter or other limiting or disabling code, design or routine that would cause the Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its applicable specifications or would prevent or prohibit or otherwise diminish the use of thereof by the Acquisition Sub for the purpose of providing maintenance and support or otherwise limit or restrict the Acquisition Sub's ability to use or copy the Software after a specific or random number of uses or copies, or after the lapse or occurrence of any similar triggering prompt or due to the use of a central processing unit; and

                           (iii) All versions of the Software owned by the
Company shall function accurately and without interruption before, during and after January 1, 2000 (including responding to dates - whether represented by two digits or four digits and whether the date is entered directly or through interfacing software- in a way that permits the product to function accurately and without interruption).

                    (j)    Independent Contractors.
                           -----------------------

     Except as set forth in Part 3.19(j) of the Disclosure Letter, all independent contractors engaged by the Company to develop or maintain the Intellectual Property Assets (including, without limitation, the Software) have assigned in writing all of their intellectual property rights and waived their moral rights in the works they have produced for the Company. The Company has not received notice that any independent contractor who has not waived his or her moral rights intends to assert such moral rights.

          3.20  Certain Payments.
                ----------------

     Since its inception, neither the Company nor, to the Company's Knowledge, any Employee or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any applicable Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

          3.21  Disclosure.
                ----------

                (a) No representation or warranty of the Company in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          3.22  Relationships with Related Persons.
                ----------------------------------

     Except as set forth in Part 3.22 of the Disclosure Letter, to the Company's Knowledge no Related Person of the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. To the Company's Knowledge, no Related Person of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.22 of the Disclosure Letter, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

          3.23  Brokers or Finders.
                ------------------

     Other than as described in Part 3.23 of the Disclosure Letter, the Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

          3.24  Customers.
                ---------

     Part 3.24 of the Disclosure Letter lists all the customers, distributors and agents, from February 5, 1997 until the date of this Agreement, of the products manufactured and services performed by or for the Company the value of which products or services provided by such party total more than $25,000.

          3.25  Authenticity and Entirety of Documents.
                --------------------------------------

     True and complete copies of all documents referred to in the Agreement (including without limitation this section) have been furnished to Parent by the Company.

          3.26  Shareholder Approval.
                --------------------

     The Company has no reason to believe that any shareholder or group of shareholders representing more that 10% of the outstanding Shares entitled to vote will exercise Dissent Rights in connection with shareholder approval of this Agreement and the Transactions.

          3.27  Sales and Assets in the United States.
                -------------------------------------

                (a) During its most recent fiscal year ended December 31, 1998, the Company made aggregate sales in or into the United States of less than $25 million; and

                (b) As of its most recent balance sheet, had assets in the United States having an aggregate book value of less than $15 million.

          3.28  Fairness Opinion.
                ----------------

     The Company's Board of Directors has received the written opinion of First Marathon Securities Limited (the "Company Fairness Opinion") to the effect that the Exchange Ratio is fair from a financial point of view to the shareholders of the Company. The Company has delivered a true and correct copy of the Company Fairness Opinion to Parent.

     4.   Representations and Warranties of Parent.
          ----------------------------------------

     Parent represents and warrants to the Company as follows:

          4.1   Organization and Good Standing.
                ------------------------------

     Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Parent is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          4.2  Authority; No Conflict.
               ----------------------

               (a) This Agreement constitutes the legal, valid, and binding obligation of Parent, enforceable against it in accordance with its terms. Upon the execution and delivery by Parent of the Escrow Agreement, the Voting and Exchange Trust Agreement, and the Support Agreement, each of these three agreements will constitute the legal, valid, and binding obligations of Parent enforceable against it in accordance with its respective terms. Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Escrow Agreement, the Voting and Exchange Trust Agreement and the Support Agreement and to perform its obligations under this Agreement, the Escrow Agreement, the Voting and Exchange Trust Agreement and the Support Agreement.

               (b) Neither the execution and delivery of this Agreement, the Voting and Exchange Trust Agreement, the Escrow Agreement or the Support Agreement by Parent nor the consummation or performance of any of the Transactions by Parent will directly or indirectly (with or without notice or lapse of time):

                    (i)   contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of Parent, or (B) any resolution adopted by the board of directors or the stockholders of Parent;

                    (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or any of the assets owned or used by Parent, may be subject;

                    (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Acquisition Sub or that otherwise relates to the business of, or any of the assets owned or used by, Parent; or

                    (iv) any Contract to which Parent is a party or by which Parent may be bound.

               (c) Except for the approval of Parent's board of directors Parent will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the Escrow Agreement, the Voting and Exchange Trust Agreement and the Support Agreement or the consummation or performance of any of the Transactions.

          4.3  Capitalization.
               --------------

     The authorized capital stock of Parent consists of 50,000,000 Parent Common Shares and 15,000,000 shares of Preferred Stock, $0.0001 par value per share ("Parent Preferred Stock"). At the close of business on June 30, 1999, 47,359,177 Parent Common Shares were outstanding, and 13,292,819 Parent Common Shares were issuable upon the exercise of outstanding stock options and warrants. No Parent Common Shares were held by Parent in its treasury, and no shares of Parent Preferred Stock were outstanding. All outstanding Parent Common Shares are validly issued, fully paid, non-assessable and free of preemptive rights. The Parent Common Shares and the Exchangeable Shares, when issued and delivered in accordance with the terms of this Agreement and the Support Agreement (in the case of the Parent Common Shares issuable in respect of the Exchangeable Shares), and the Parent Common Shares issuable upon exercise or conversion of the Replacement Options, will have been duly authorized and validly issued, fully paid and non-assessable. The issuance of the Exchangeable Shares, the Acquisition Shares, the Parent Common Shares to the holders of Preferred Shares pursuant to the Arrangement and the Parent Common Shares issuable upon exercise or conversion of the Replacement Options, when issued and delivered in accordance with this Agreement, the Plan of Arrangement and the Articles of Arrangement, will have been duly authorized and validly issued, fully-paid and non-assessable, and will be exempt from the prospectus and registration requirements of the OSA. The issuance and first resale of the Acquisition Shares issued upon the exchange of the Exchangeable Shares from time to time and the Parent Common Shares issued from time to time upon exercise of the Replacement Options will be exempt from the prospectus and registration requirements of the OSA, in each case without qualification with or approval of or the obtaining of any further order, ruling or consent from any Governmental Body or regulatory authority under Canadian federal or provincial laws. Except as disclosed above or in the Parent SEC Documents or as otherwise contemplated by this Agreement, as of June 30, 1999, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary thereof to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment.

          4.4  Certain Proceedings.
               -------------------

     There is no pending Proceeding that has been commenced against Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent's Knowledge, no such Proceeding has been Threatened.

          4.5  SEC Documents.
               -------------

     Parent has furnished the Company with a true and complete copy of each form, statement, annual, quarterly and other report, registration statement (including exhibits and amendments) and definitive proxy statement filed by Parent with the U.S. Securities and Exchange Commission ("SEC") since December 31, 1998 (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of the most recent Quarterly Report on Form 10-Q included in the Parent SEC Documents, none of Parent's Organizational Documents has been amended or modified. The balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, are in accordance with the books and records of Parent, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of Parent as of their respective dates, and the results of its operations and its cash flows for the periods presented therein (subject, in the case of the interim financial statements, to normal year-end adjustments).

          4.6  Brokers or Finders.
               ------------------

     Parent and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

          4.7  Suspension and Trading.
               ----------------------

     No order ceasing or suspending trading securities of the Parent is currently outstanding and no proceedings for this purpose have been instituted or, to the Knowledge of the Parent, are pending, contemplated or Threatened.

          4.8  NASDAQ Listing.
               --------------

     The Parent Common Shares are currently listed for trading on the NASDAQ National Market.

          4.9  Prospectus Exemptions.
               ---------------------

     Neither Parent nor Acquisition Sub is a reporting issuer under the OSA. At the Effective Time, after giving effect to the issuance of the Acquisition Shares and the Parent Common Shares issuable upon conversion or exercise of the Replacement Options, the Persons or companies whose last address as shown on the books of the Parent was in Ontario and who held Parent Common Shares (i) did not hold more than 10% of Parent's Common Shares; and (ii) do not represent a number more than 10% of the total number of holders of Parent Common Shares.

          4.10 No Material Adverse Change.
               --------------------------

     Since March 31, 1999, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Parent, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

          4.11  Pooling.
                -------

     Neither Parent nor any of its affiliates (as such term is defined in Rule 405 under the Securities Act) has taken or agreed to take any action that would affect the ability of Parent to account for the Transactions as a pooling of interests.

     5.   Covenants of the Company.
          ------------------------

          5.1   Access and Investigation.
                ------------------------

     Between the date of this Agreement and the Closing Date, the Company will
(a) afford Parent and its Representatives full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Parent and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and its Representatives with such additional financial, operating, and other data and information as Parent may reasonably request.

          5.2   Operation of the Businesses of the Company.
                ------------------------------------------

     Between the date of this Agreement and the Closing Date, the Company will:

                (a) conduct the business of the Company only in the Ordinary Course of Business;

                (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current Employees and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, Employees, agents, and others having business relationships with the Company;

                (c) confer with Parent concerning operational matters of a material nature; and

                (d) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company.

          5.3   Negative Covenant.
                -----------------

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

          5.4   Required Approvals.
                ------------------

     As promptly as practicable after the date of this Agreement, the Company will make all filings required by Legal Requirements by the Company to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company will (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Parent in obtaining the Consents identified in Section 4.2 hereof and (c) information necessary for the filing of the Registration Statement.

          5.5  Notification.
               ------------

     Between the date of this Agreement and the Closing Date, the Company will promptly notify Parent in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Parent a supplement to the Disclosure Letter specifying such change. During the same period, the Company will promptly notify Parent of the occurrence of any Breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

          5.6  Payment of Indebtedness by Related Persons.
               ------------------------------------------

     Except as expressly provided in this Agreement, the Company will cause all indebtedness owed to the Company by any Principal Seller or any Related Person of any Principal Seller to be paid in full prior to Closing.

          5.7  Covenants Regarding Non-Solicitation.
               ------------------------------------

               (a) The Company shall not, directly or indirectly, through any officer, director, Employee, representative or agent of the Company, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding a merger, arrangement, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent and its affiliates (an "Acquisition Proposal"),
(ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Parent the approval of the Board of Directors of the Company of the Contemplated Transactions (iv) approve or recommend any Acquisition Proposal or (v) cause the Company to enter into any agreement related to any Acquisition Proposal; provided, however, that, subject to section 5.8 but notwithstanding the preceding part of this section 5.7(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of the Company from considering, negotiating, approving, recommending to the Company shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that it is appropriate that the Board of Directors of the Company take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction (x) more favourable to the Company's shareholders than the transaction contemplated by this Agreement and (y) having a value per Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

               (b) the Company shall promptly notify Parent, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which the Company's directors or senior officers are or become aware, or any amendments to the foregoing, or any request for non-public information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as Parent may reasonably request including the identity of the Person making such proposal, inquiry or contact.

               (c) If the Company receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal in respect of the Company (the existence and content of which have been disclosed to Parent), and the Board of Directors of the Company determines that such proposal would be likely to be a Superior Proposal pursuant to section 5.7(a) having received the advice referred to therein, then, and only in such case, the Board of Directors of the Company may, subject to the execution by such Person of a confidentiality agreement, provide such Person with access to information regarding the Company; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal, and provided further that the Company sends a copy of any such confidentiality agreement to Parent immediately upon its execution and Parent is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

               (d) the Company shall ensure that its Employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this section 5.7, and it shall be responsible for any breach of this section 5.7 by its financial advisors or other advisors or representatives.

          5.8  Notice by the Company of Superior Proposal Determination;
               ---------------------------------------------------------
Acquisition Proposal Acceptance.
------------------------------

               (a) The Company shall not accept, approve, recommend to its shareholders or enter into any agreement in respect of an Acquisition Proposal (an "Acquisition Proposal Acceptance") (other than a confidentiality agreement contemplated by section 5.7(c)) on the basis that it would constitute a Superior Proposal unless (i) it has provided Parent with a copy of the Acquisition Proposal document which the Board of Directors of the Company has determined would be a Superior Proposal, and (ii) five Business Days shall have elapsed from the later of the date Parent received notice of the Company's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date Parent received a copy of the Acquisition Proposal.

                     During such five Business Day period, the Company acknowledges that Parent shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of the Company will review any offer by Parent to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Parent's offer upon acceptance by the Company would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of the Company so determines, it will enter into an amended agreement with Parent reflecting Parent's amended proposal. If the Board of Directors of the Company continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal, it may reject Parent's amended proposal.

                (b) In the event of an Acquisition Proposal Acceptance or a breach of the Company's obligations in Section 5.7 or Section 5.8, the Company shall pay to Parent, as reimbursement to Parent, $4,500,000 (plus documented out-of-pocket expenses, including attorneys' fees, less any payments made to Parent under Section 11.1) and upon such payment, Parent shall have no other remedy for any breach of this Agreement.

          5.9   Best Efforts.
                ------------

     Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

          5.10  Moral Rights.
                ------------

     The Company shall use its Best Efforts to cause those Employees, independent contractors and agents who have developed Software programs and who are currently employed or contracted by the Company to sign an agreement waiving their moral rights in such Software programs, which waiver shall be in a form acceptable to Parent, acting reasonably.

          5.11  Shareholder Approval.
                --------------------

     As soon as practicable following the execution of this Agreement, the Company shall call a special meeting of it shareholders for the purpose of seeking approval of this Agreement and the Transactions.

     6.   Covenants of Parent.
          -------------------

          6.1   Approvals of Governmental Bodies.
                --------------------------------

     As promptly as practicable after the date of this Agreement, Parent will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing

Date, Parent will, and will cause each Related Person to, cooperate with the Company with respect to all filings the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Parent to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

          6.2  Best Efforts.
               ------------

     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Parent will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

          6.3  SEC Filings.
               -----------


     Parent will, within five (5) business days of the filing thereof, deliver to the Company a true and correct copy of all forms, statements, annual, quarterly and other reports, registration statements and definitive proxy statements filed by Parent with the SEC after the date of this Agreement and prior to the Closing Date.

          6.4  Negative Covenant.
               -----------------

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Parent will not, without the prior consent of the Company, (a) amend or repeal any of its Organizational Documents or (b) declare or pay any dividend or make any other distribution or payment in respect of its capital stock.

          6.5  Notification.
               ------------

     Between the date of this Agreement and the Closing Date, Parent will promptly notify the Company in writing if Parent becomes aware of any fact or condition that causes or constitutes a Breach of any of Parent's representations and warranties as of the date of this Agreement, or if the Parent becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Parent will promptly notify the Company of the occurrence of any Breach of any covenant of Parent in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

          6.6  Payment of Professional Fees.
               ----------------------------

     As promptly as practicable after Closing, Parent will pay or cause the Company to pay all professional fees incurred by the Company in connection with the Transaction.

          6.7  Support Agreement and Voting and Exchange Trust Agreement.
               ---------------------------------------------------------

     Prior to the Effective Time, Parent shall execute and deliver the Exchangeable Share Support Agreement in the form of Exhibit 6.7(a) (the "Support
                                                                         -------
Agreement") and the Voting and Exchange Trust Agreement in the form of Exhibit
---------
6.7(b) (the "Voting and Exchange Trust Agreement").
             -----------------------------------

          6.8  Registration Statement; Form S-8 Registration Statement.
               -------------------------------------------------------

               (a) For purposes of this Section 6.8, "register," "registered," and "registration" refer to a registration effected by preparing and filing a "Registration Statement" or similar document in compliance with the Securities
 ----------------------
Act, and the declaration or ordering of effectiveness of such Registration Statement or document, and "Holders" refers to the holders of Exchangeable
                            -------
Shares and Replacement Nonemployee Options in respect of which Registrable Shares may be issued pursuant to the Exchange Registration Statement or, as the case may be, resold pursuant to the Resale Registration Statement.

               (b) Subject to Section 6.8(c) below, promptly following the execution and delivery of this Agreement by the parties, Parent shall prepare and file a Registration Statement under the Securities Act covering the issuance of the Registrable Shares and shall use its Best Efforts to cause such Registration Statement to become effective (such Registration Statement specifically, the "Exchange Registration Statement").
                   -------------------------------

               (c) Upon the mutual consent of Parent and the Company, or in the event that Parent shall have received written notice from the Commission or shall have otherwise determined that the registration of the issuance of the Registrable Shares pursuant to the Exchange Registration Statement is not feasible or is in violation of applicable law, then promptly following the Effective Time, Parent shall prepare and file a Registration Statement covering the resale of the Registrable Shares to the general public and shall use its Best Efforts to cause such Registration Statement to become effective (such Registration Statement specifically, the "Resale Registration Statement").
                                          -----------------------------

               (d) In connection with any Exchange Registration Statement or Resale Registration Statement, Parent will:

                    (i) Prepare and file with the Commission a Registration Statement with respect to such securities, and use its Best Efforts to cause such Registration Statement to become effective, and prepare and file with the Commission such amendments to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective until (x) in the case of an Exchange Registration Statement filed pursuant to Section 6.8(b), such time as all the Registrable Shares have been issued by the Company, or (y) in the case of a Resale Registration Statement filed pursuant to Section 6.8(c), four years from the date of effectivesness of such Registration Statement;

                    (ii) Furnish to the Holders such reasonable number of copies of the Registration Statement, the prospectus filed therewith and such other documents as may be reasonably required in order to facilitate the issuance of such securities;

                    (iii) Use its Best Efforts to register or qualify the Registrable Shares under such state securities or blue sky laws of such jurisdictions as the Holders may reasonably request in writing, except that Parent shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                    (iv) Notify the Holders, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any prospectus forming part of such Registration Statement has been filed;

                    (v) Notify the Holders promptly as to any request by the Commission for the amending or supplementing of such Registration Statement or prospectus or for additional information;

                    (vi) Prepare and promptly file with the Commission and promptly notify the Holders of the filing of such amendment or supplement to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided, however, that Parent may delay the filing of any such amendment or supplement (for a period not to exceed 90 days), if Parent shall in good faith determine that such amendment or supplement would require Parent to disclose a material development or potential material development involving Parent, the disclosure of which would have a material adverse effect on Parent; provided, further, that Parent may suspend use of such Registration Statement in such instance or for such time as may be reasonably necessary to update or amend such Registration Statement to correct any untrue statement of a material fact in, or an omission of a material fact from, such Registration Statement; and

                    (vii) Advise the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its Best Efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

               (e) All fees, costs and expenses of and incidental to the registration required by this Section 6.8 shall be borne by Parent other than any underwriting discounts or fees (if any) which shall be borne by the Holders. The fees, costs and expenses of registration to be borne by Parent shall include, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for Parent, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, the premiums and other costs of policies of insurance against liability (if any) arising out of such public offering.

               (f) Parent will indemnify and hold harmless each Holder, its directors and officers, and any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against and will reimburse such Holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such Holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

               (g) Each Holder Shares will indemnify and hold harmless Parent, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which Parent or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder to Parent specifically for use in the preparation thereof.

               (h) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (d) or (e) of this Section 6.8 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph
(d) or (e), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (d) or (e) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                (i) In addition, Parent shall use its Best Efforts to cause the Parent Common Shares issuable upon the exercise or conversion of Replacement Employee Options to be registered under the Securities Act on Form S-8.

          6.9   Release of Operating Results.
                ----------------------------

     Parent shall use its Best Efforts to publicly release, as soon as practicable following the end of such month of combined operations, combined operating results of Parent and Acquisition Sub that include the month of operations for the month immediately following the month in which Closing occurs.

          6.10  Canadian Securities Compliance.
                ------------------------------

     Parent shall use its Best Efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and first resale of (a) the Exchangeable Shares and Parent Common Shares issued pursuant to the Contemplated Transactions, (b) the Parent Common Shares issued upon exchange of the Exchangeable Shares from time to time, and (c) the Parent Common Shares issued from time to time upon the exercise of the Replacement Options (the "Canadian Securities Orders"), in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any further order, ruling or consent from, any Governmental Body or regulatory authority under any Canadian federal, provincial or territorial securities or other laws or pursuant to the rules and regulations of any regulatory authority administering such laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Parent or Acquisition Sub for purposes of Canadian provincial securities laws).

       7. Conditions Precedent to Parent's Obligation to Close.
          ----------------------------------------------------

     Parent's obligation to consummate the Transactions and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

          7.1  Accuracy of Representations.
               ---------------------------

               (a) All of the Company's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

               (b) Each of the Company's representations and warranties in Sections 3.3, 3.4, 3.9, 3.11, and 3.21 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

          7.2  The Company's Performance.
               -------------------------

               (a) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

               (b) Each of the covenants and obligations in Section 5.4 must have been performed and complied with in all respects.

          7.3  Consents.
               --------

     Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

          7.4  Additional Documents.
               --------------------

     Each of the following documents must have been delivered to Parent:

               (a) an opinion of Wildeboer Rand Thomson Apps & Dellelce dated the Closing Date, in the form of Exhibit 7.4(a);

               (b) Employment agreements, each in the form of Exhibit 7.4(b) (the "Key Employee Employment Agreements"), executed by each Key Employee, and
      ----------------------------------
each such Key Employee Employment Agreement shall be in full force and effect and Parent shall not have received any notice that any Key Employee intends to fail to perform his or her obligations under his or her Key Employee Employment Agreement;

               (c) from each person who is identified as an "affiliate" of the Company, a Company Affiliate Agreement in the form of Exhibit 7.4(c) (the "Company Affiliate Agreements"), and each such Company Affiliate Agreement shall
 ----------------------------
be in full force and effect;

               (d) the Parent shall have received the Deloitte & Touche Pooling Letter and the PricewaterhouseCoopers Poolability Letter;

               (e) from each Principal Seller, a Principal Seller's Release in the form of Exhibit 7.4(e) (the "Principal Seller's Releases");
                                 ---------------------------

               (f) from each Employee identified on Schedule C, an executed Noncompetition Agreement in the form of Exhibit 7.4(f) ("Noncompetition
                                                         --------------
Agreements") the , and each such Noncompetition Agreement shall be in full force
----------
and effect and Parent shall not have received any notice that any such Employee intends to fail to perform his or her obligations under his or her Noncompetition Agreement;

               (g) from the trustee for the holders of Shares not exercising Dissent Rights, the Support Agreement, the Escrow Agreement and the Voting and Exchange Trust Agreement;

               (h) the Canadian Securities Orders, in form and substance reasonably satisfactory to Parent; and

               (i) from the Company, an executed copy of the Articles of Arrangement.

          7.5  No Proceedings.
               --------------

     Since the date of this Agreement, there must not have been commenced or Threatened against Parent, or against any Person affiliated with Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

          7.6  No Claim Regarding Stock Ownership or Sale Proceeds.
               ---------------------------------------------------

     Except as set forth on Part 3.1 of the Disclosure Letter, there must not have been made or Threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company.

          7.7  No Prohibition.
               --------------

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any Person affiliated with Parent to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

          7.8   Shareholder Approval.
                --------------------

     This Agreement and the Arrangement shall have been approved and adopted by the affirmative requisite vote of the shareholders of the Company.

          7.9   Canadian Approvals.
                ------------------

     The Company and Parent each shall have filed all notices and information (if any) required under (i) the Investment Canada Act (Canada) and (ii) Part IX of the Competition Act (Canada) and the Parent, acting reasonably, shall be satisfied that the transaction may proceed without approval under either statute or that all such approvals have been obtained.

          7.10  Nasdaq Listing.
                --------------

     The Acquisition Shares and the Parent Common Shares issuable upon exercise or conversion of the Replacement Options shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Market.

          7.11  Dissent Rights.
                --------------

     Holders of not more than five percent (5%) of the Shares shall have exercised Dissent Rights or other statutory appraisal rights.

          7.12  Court Approval.
                --------------

     The Court shall have issued the Interim Order and the Final Order approving the Arrangement in form and substance reasonably satisfactory to Parent and reflecting the terms hereof, and such Final Order shall not have been set aside or modified in any manner unacceptable to Parent on appeal or otherwise.

          7.13  Effectiveness of Registration Statement.
                ---------------------------------------

     The Exchange Registration Statement shall have been declared effective by the Commission, or Parent shall be reasonably satisfied that effectiveness of the Exchange Registration Statement at the Effective Time is not required under the Securities Act of the rules and regulations thereunder.

     8.   Conditions Precedent to the Company's Obligation to Close.
          ---------------------------------------------------------

     The Company's obligation to consummate the Arrangement and to take the actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

          8.1  Accuracy of Representations.
               ---------------------------

     All of Parent's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

          8.2  Parent's Performance.
               --------------------

     All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          8.3  Consents.
               --------

     Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

          8.4  Additional Documents.
               --------------------

     Parent must have caused the following documents to be delivered to the
Company:

               (a) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated the Closing Date, in the form of Exhibit 8.4(a);

               (b) an opinion of Fasken Campbell Godfrey, Canadian counsel to the Parent, dated the Closing Date, in the form of Exhibit 8.4(b);

               (c) executed copies of the Articles of Arrangement, the Support Agreement, the Escrow Agreement and the Voting and Exchange Trust Agreement;

               (d) the Canadian Securities Orders, in form and substance reasonably satisfactory to the Company; and

               (e) such other documents as the Company may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Parent, (iii) evidencing the performance by Parent of, or the compliance by Parent with, any covenant or obligation required to be performed or complied with by Parent, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

          8.5   No Proceedings.
                --------------

     Since the date of this Agreement, there must not have been commenced or Threatened against the Company, or against any Person affiliated with the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

          8.6   No Injunction.
                -------------

     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Arrangement, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

          8.7   Shareholder Approval.
                --------------------

     This Agreement and the Transactions shall have been approved and adopted by the affirmative requisite vote of the shareholders of the Company.

          8.8   Canadian Approvals.
                ------------------

     The Company and Parent each shall have filed all notices and information (if any) required under (i) the Investment Canada Act (Canada) and (ii) Part IX of the Competition Act (Canada) and the Parent, acting reasonably, shall be satisfied that the transaction may proceed without approval under either statute or that all such approvals have been obtained.

          8.9   Nasdaq Listing.
                --------------

     The Acquisition Shares and the Parent Common Shares issuable upon the exercise or conversion of the Replacement Options shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Market.

          8.10  Court Approval.
                --------------

     The Court shall have issued the Interim Order and the Final Order approving the Arrangement in form and substance reasonably satisfactory to the Company and reflecting the terms hereof, and such Final Order shall not have been set aside or modified in any manner unacceptable to the Company on appeal or otherwise.

          8.11  Effectiveness of Registration Statement.
                ---------------------------------------

     The Exchange Registration Statement shall have been declared effective by the Commission, or Parent shall be reasonably satisfied that effectiveness of the Exchange Registration Statement at the Effective Time is not required under the Securities Act of the rules and regulations thereunder.

     9.   Termination.
          -----------

          9.1  Termination Events.
               ------------------

     This Agreement may, by notice given prior to or at the Closing, be terminated:

               (a) by either Parent, on the one hand, or the Company, on the other, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

               (b) (i) by Parent if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

               (c) by Parent if (i) the Company's Board of Directors withdraws or modifies its recommendation of the Transactions (other than for the purpose of accepting an Acquisition Proposal or by reason of Parent's failure to comply with its obligations under this Agreement), (ii) an Acquisition Proposal is accepted by the Company, (iii) the Company willfully breaches this Agreement,
(iv) the Company's shareholders do not approve the Arrangement on or before September 30, 1999 or (v) shareholders of the Company owning more than five percent (5%) of the Company Shares exercise Dissent Rights or other statutory appraisal rights;

               (d) by the Company (i) if Parent willfully breaches this Agreement or Parent's Board of Directors withdraws or modifies its recommendation of the Transactions (other than by reason of the failure of the Company to comply with its obligations under this Agreement), or (ii) upon (x) the determination of the Company's Board of Directors that an Acquisition Proposal constitutes a Superior Proposal, and (y) payment by the Company of the amount set forth in Section 5.8(b) hereof;

               (e)  by mutual consent of Parent and the Company; or

               (f) by either Parent or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1999, or such later date as the parties may agree upon.

          9.2  Effect of Termination.
               ---------------------

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1, 11.2 and 11.3 will survive and the rights and obligations of the parties under Sections 5.7 and 5.8 shall survive for ninety (90) days beyond the date this Agreement is terminated; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired, subject to the provisions of Section 11.1 hereof.

     10.  Escrow Fund.
          -----------

          10.1  Escrow Shares.
                -------------

     As soon as practicable after the Effective Time, 10% of the Exchangeable Shares and 10% of the Parent Common Shares issuable to the holders of Preferred Shares pursuant to the Plan of Arrangement (collectively the "Escrow Shares")
                                                              -------------
shall be registered in the name of, and be deposited with Montreal Trust Company of Canada (or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the "Escrow Agent"), such deposit to constitute
                                      ------------
the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit 10.1 (the "Escrow Agreement"). The
                                                       ----------------
Escrow Fund (but only up to a maximum of the value of the Escrow Shares) shall be available to compensate Parent for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"),
                                                                    -------
arising, directly or indirectly, from or in connection with:

               (a) any Breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Letter;

               (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement that is not waived on or prior to Closing; or

               (c) resolution or settlement of any Proceeding arising out of the claims described in Part 3.14(b) of the Disclosure Letter.

     Parent and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. Any claim for indemnification for Damages hereunder shall be offset or reduced by (i) any tax benefit received by Parent or its affiliates as a result of such Damages and
(ii) in the case of third-party claims, by any amount actually recovered by Parent or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third-party claims.

     Parent and Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the total number of shares Parent would have agreed to issue in connection with the Contemplated Transactions. Resort to the Escrow Fund shall be the exclusive remedy of Parent after the Closing for any such breaches and misrepresentations.

          10.2  Damage Threshold.
                ----------------

     Notwithstanding the foregoing, Parent may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.4 below) identifying Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section
10.4 below and such amount is determined pursuant to this Article 10 to be payable, in which case Parent shall receive shares equal in value to the full amount of the Damages; provided, however, that in no event shall Parent receive more than the Escrow Shares.

          10.3  Escrow Period.
                -------------

     The Escrow Period shall terminate with respect to the Escrow Shares upon the earlier to occur of: (i) the first anniversary of the Closing Date, or (ii) the issuance of Parent's audited financial statements for the year ending December 31, 1999, which include the results of the Company; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Company Agent (as defined in Section
10.7 below) and the subsequent arbitration of the matter in the manner provided in Section 10.6 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to the facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Any and all releases of the Escrow Shares upon termination of the Escrow Period shall be released to the Company shareholders on a pro rata basis according to such shareholder's ownership of Shares at the Closing Date.

          10.4  Claims upon Escrow Fund.
                -----------------------

                (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel of Parent (an "Officer's Certificate"):

                    (i) stating that Damages exist in an aggregate amount greater than $100,000, and

                    (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Article 10 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, Exchangeable Shares whose value is equal to the amount of the Damage.

                (b) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Exchangeable Shares in the Escrow Fund shall be valued at a price per share equal to the closing price of one Parent Common Share on the date immediately prior to the Closing Date (as adjusted for stock splits, reverse stock splits and similar events).

          10.5  Objections to Claims.
                --------------------

     At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Company Agent (defined in Section 10.7 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Exchangeable Shares pursuant to Section 10.4 hereof unless the Escrow Agent shall have received written authorization from the Company Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Exchangeable Shares in accordance with Section 10.4 hereof, provided that no such payment or delivery may be made if the Company Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

          10.6  Resolution of Conflicts; Arbitration.
                ------------------------------------

                (a) In case the Company Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days to respond in a written statement to the objection of the Company Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Company Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Company Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Exchangeable Shares from the Escrow Fund in accordance with the terms thereof.

                (b) If no such agreement can be reached after good faith negotiation, either Parent or the Company Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Company Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in King County, Washington under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 10.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party unless the arbitrators award Parent more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company shareholders for whom the Exchangeable Shares otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          10.7  Company Agent.
                -------------

                (a) Laurence Gutcher shall be constituted and appointed as agent ("Company Agent") for and on behalf of the Company shareholders to give and receive notices and communications, to authorize delivery to Parent of the Exchangeable Shares in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Company Agent, and the Company Agent shall receive no compensation for his services. Notices or communications to or from the Company Agent shall constitute notice to or from each of the Company's shareholders.

                (b) The Company Agent shall not be liable for any act done or omitted hereunder, as the Company Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shareholders shall severally indemnify the Company Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                (c) The Company Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's and Acquisition Sub's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Company Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          10.8  Actions of the Company Agent.
                ----------------------------

     A decision, act, consent or instruction of the Company Agent shall constitute a decision of all Company shareholders for whom Exchangeable Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the

Company Agent as being the decision, act, consent or instruction of each and every such Company shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.

          10.9  Third-Party Claims.
                ------------------

     In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Company Agent of such claim, and the Company Agent and the Company shareholders for whom Exchangeable Shares otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in it sole discretion to settle any such claim; provided, however, that Parent may not affect the settlement of any such claim without the consent of the Company Agent, which consent shall not be unreasonably withheld. In the event that the Company Agent has consented to any such settlement, the Company Agent shall have no power or authority to object under Section 10.5 or any other provision of this Article X to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

     11.  General Provisions.
          ------------------

          11.1  Expenses and Liability.
                ----------------------

                (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

                (b) In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. In addition, (i) in the event of a termination of this Agreement by Parent pursuant to Section 9.1(c)(i) or 9.1(c)(iii), the Company shall promptly, but in any event within three (3) days of such termination, pay Parent the amount of $2,000,000 (plus documented out-of-pocket expenses of Parent) as reimbursement for expenses incurred by Parent in connection with the Contemplated Transactions, and (ii) in the event of a termination of this Agreement by the Company pursuant to Section 9.1(d), Parent shall promptly, but in any event within three (3) days of such termination, pay the Company the amount of $2,000,000 (plus documented out-of-pocket expenses of the Company) (which payment may be by means of cancellation of indebtedness) as reimbursement for expenses incurred by the Company in connection with the Contemplated Transactions.

                (c) The liability of either party for damages with respect to any breach of any representation, warranty or covenant if the Closing does not occur shall be limited to an amount equal to $4,500,000 (plus documented out-of-pocket expenses, less any amount that may be payable pursuant to Section 11.1(b)).

          11.2  Public Announcements.
                --------------------

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Parent determines. Unless consented to by Parent in advance or required by Legal Requirements, prior to the Closing the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than Employees and Company shareholders. The Company and Parent will consult with each other concerning the means by which the Company's Employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Parent will have the right to be present for any such communication.

          11.3  Confidentiality.
                ---------------

     Between the date of this Agreement and the Closing Date, Parent, and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Parent and the Company to maintain in confidence, any information furnished by one party to another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

          11.4  Notices.
                -------

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     The Company:        INEX Corporation
     ------------
                         20 Toronto Street
                         Suite 400
                         Toronto, Ontario M5C 2B8
     Attention:          Omaya Elguindi
     Facsimile No.:      (416) 214-4675

     with a copy to:     Wildeboer Rand Thomson Apps & Dellelce

                         Suite 810, P.O. Box 4
                         1 First Canadian Place
                         Toronto, Ontario M5X 1A9
     Attention:          Rory Cattanach, Esq.
     Facsimile No.:      (416) 361-1790

     Parent:             InfoSpace.com, Inc.
     ------
                         15375 N.E. 90/th/ Street
                         Redmond, Washington  98052
     Attention:          Ellen B. Alben, Esq.
     Facsimile No.:      (425) 883-4846

     with a copy to:     Wilson Sonsini Goodrich & Rosati, P.C.
                         5300 Carillon Point
                         Kirkland, Washington 98033
                         United States of America
     Attention:          Patrick J. Schultheis, Esq.
                         Richard C. Sohn, Esq.
     Facsimile No.:      (425) 576-5899

     and a copy to:      Fasken Campbell Godfrey
                         4200 TD Bank Tower
                         P.O. Box 20, Stn. Toronto Dom.
                         Toronto, Ontario  M5K 1N6
     Attention:          C. Ian Kyer, Esq.
     Facsimile No.:    (416) 366-8381

          11.5  Jurisdiction; Service of Process.
                --------------------------------

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the United States District Court for the Western District of Washington, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          11.6  Further Assurances.
                ------------------

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

          11.7   Waiver.
                 ------

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          11.8   Entire Agreement and Modification.
                 ---------------------------------

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          11.9   Disclosure Letter.
                 -----------------

                 (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                 (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          11.10  Assignments, Successors, and No Third-Party Rights.
                 --------------------------------------------------

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Parent may assign any of its rights under this Agreement to any Subsidiary of Parent, provided that the Parent continues to be liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          11.11  Severability.
                 ------------

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          11.12  Section Headings, Construction.
                 ------------------------------

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          11.13  Time of Essence.
                 ---------------

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          11.14  Governing Law.
                 -------------

     This Agreement will be governed by the laws of the State of Washington without regard to conflicts of laws principles.

          11.15  Counterparts.
                 ------------

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                       INFOSPACE.COM, INC.



                                       By: /s/ Bernee D.L. Strom
                                          ----------------------------------
                                       Name: Bernee D.L. Strom
                                            --------------------------------
                                       Title: President and Chief Operating
                                             -------------------------------
                                              Officer
                                             ---------


                                       INEX CORPORATION


                                       By: /s/ Omaya Elguindi
                                          -----------------------------------
                                       Name: Omaya Elguindi
                                            ---------------------------------
                                       Title: Chairman
                                             --------------------------------





     [Signature page to Agreement and Plan of Acquisition and Arrangement]

                                  SCHEDULE A

                                 Key Employees

     Alex Barrotti

     Martin Tarvydas

     Mark Sandori

     Ivan Chachkov

                                  SCHEDULE B

     Alex Barrotti
     Rory Cattanach
     Peter Chambers
     Omaya Elguindi
     Laurence Gutcher
     Martin Tarvydas
     Christian Wedell

                                  SCHEDULE C

     Paolo Illing

     Roger Hauk